United States securities and exchange commission logo





                     September 21, 2022

       Libin Jiang
       President, Secretary and Director
       Yinfu Gold Corporation
       Suite 2313
       Dongfang Science and Technology Mansion
       Nanshan District
       Shenzhen, China 518000

                                                        Re: Yinfu Gold
Corporation
                                                            Form 10-K for
Fiscal Year Ended March 31, 2021
                                                            June 29, 2021
                                                            File No. 333-152242

       Dear Mr. Jiang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation